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                                                                       EXHIBIT 2




                           CERTAIN PORTIONS HAVE BEEN OMITTED BASED ON A REQUEST

                   FOR CONFIDENTIAL TREATMENT; OMITTED PORTIONS FILED SEPARATELY

                  WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")





                               MARKETING AGREEMENT

                                     BETWEEN

             AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.,

                               ADMINISTAFF, INC.,

                           ADMINISTAFF COMPANIES, INC.

                                       AND

                           ADMINISTAFF OF TEXAS, INC.

                                      DATED

                                 MARCH 10, 1998



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         AMEX: AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.,
         a New York corporation.

         AMEX Client: means any AMEX Customer that is a party to an AMEX PEO CSA and is not a party to an ASF PEO CSA.

         AMEX Customer: means any Business Entity that utilizes an AMEX product or service (e.g., an American Express Corporate Card).

         AMEX Indemnitee: AMEX, its parent, subsidiaries, affiliates, successors and assignees, and their respective directors, officers, agents and employees.

         AMEX Lead: means: (a) any AMEX PEO Prospect that expresses to AMEX an interest in the AMEX Product either in person, in writing, via telephone or via the Internet (including, without limitation, accessing any Web Site used by AMEX to describe, or solicit interest in, PEO services); (b) any AMEX PEO Prospect that contacts ASF and indicates to ASF that (1) such AMEX PEO Prospect is interested in purchasing, or obtaining additional information regarding, the AMEX Product or (2) such AMEX PEO Prospect is responding to an AMEX Product solicitation; or (c) any Business Entity attending or participating in a joint marketing activity as contemplated in Section 5(b).

         AMEX Marketed PEO Prospect: means any AMEX PEO Prospect that: (a) AMEX has specifically targeted regarding the Services or the AMEX Product and with which AMEX has communicated by mail, telemarketing, interactive media, direct sales force, seminars or otherwise; or (b) has been referred by an AMEX business unit to ASF as being interested in the AMEX Product; provided however, the status of AMEX Marketed PEO Prospect shall cease when six months have lapsed from the later of the Contact Date or the referral date.

         AMEX PEO Prospect: means any AMEX Customer that is not a party to either an ASF PEO CSA or an AMEX PEO CSA.

         AMEX PEO CSA: means the agreement by which an AMEX Client engages ASF to provide the AMEX Product to such AMEX Client.

         ***

         Appointment: means the meeting of an AMEX Lead with an ASF salesperson to discuss the Services.


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         ASF:  ASF DE, ASF COMP and ASF TX.

         ASF Client: means any ASF Customer that is a party to an ASF PEO CSA and is not a party to an AMEX PEO CSA.

         ASF COMP: ADMINISTAFF COMPANIES, INC., a Delaware corporation.

         ASF Customer: any Business Entity that engages ASF to provide PEO services to such Business Entity in accordance with the terms of a current and enforceable ASF PEO CSA.

         ASF DE: ADMINISTAFF, INC., a Delaware corporation.

         ASF Derivative Proprietary Work: proprietary interests in technology, products or services that AMEX and ASF jointly develop that is an improvement, enhancement, extension or derivative of ASF's preexisting proprietary rights. The ASF Derivative Proprietary Work consists solely of the improvement, enhancement, extension or derivative and will not include the preexisting or underlying work.

         ASF Indemnitee: ASF, its parent, subsidiaries, affiliates, successors and assignees, and their respective directors, officers, agents and employees.

         ASF PEO CSA: the agreement by which ASF provides PEO services to ASF Customers.

         ASF TX: ADMINISTAFF OF TEXAS, INC., a Texas corporation.

         ASF Referral: referral to AMEX for AEFA and TBS Services from past, current and future customers of ASF.

         Business Entity: any corporation, subchapter S corporation, partnership, joint venture, trust, association, limited liability company, sole proprietorship or un-incorporated organization engaged in a commercial enterprise.

         Business Records: business and financial records maintained by ASF that detail the completeness and accuracy of the commissions paid to AMEX and revenue related to embedded AMEX Products.


         Change of Control: the occurrence of any of the following: (a) the acquisition by a non-Affiliated Person (who is a Competitor of AMEX) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20% of the Outstanding Common Stock of ASF DE; or (b) the acquisition by a non-Affiliated Person of beneficial ownership (within the meaning Rule 13d-3 under the Exchange Act) of 30% of the Outstanding Common Stock of ASF DE, if AMEX reasonably believes that the quality of the Services or the quality of the AMEX Product will decrease due to the acquisition


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         ***

         Claim: any loss, damage, cost, expense, liability, and settlement, including without limitation, any reasonable attorney fees and court costs.

         Client: includes AMEX Clients and ASF Clients.

         Commission Report: A report which includes: (a) total number of AMEX Clients; (b) AMEX Clients' names; (c) AMEX Clients' dates of enrollment; (d) total number of worksite employees for each AMEX Client; and (e) the related commissions due to AMEX.

         Commissionable Client: Any AMEX Lead or AMEX Marketed PEO Prospect that enters into an AMEX PEO CSA or ASF PEO CSA.


         Competitor: any charge, credit or debit card business, financial services business (not including insurers, accounting firms or 401(k) Plan Providers) or any travel services business.


         Contact Date: date of specific solicitation of the AMEX Product or Services, including mail, telemarketing, direct or indirect sales force, seminar and interactive e-mail.

         CPR: the Center for Public Resources.

         CSA: Client Service Agreement, as attached in Exhibit A.

         Dedicated Staff: ASF sales personnel who: (a) are full-time salaried employees of ASF; (b) have completed at least 30 days of sales training in professional employer services; (c) and have at least 60 days continuous sales experience of professional employer services with ASF; and (d) only sell professional employer services.

         Effective Date: March 10, 1998.

         Embedded Products: certain AMEX products and services that are offered to ASF clients and prospects in a seamless integrated manner embedded in ASF's offering of Services.

         Expiration Date: March 10, 2005 (including any renewal period as provided).

         Fifteen Month Period: first 15 months from the date of this Agreement.

         Joint Work: any proprietary interests in technology, products or services that is jointly developed by AMEX and ASF and is not an ASF Derivative Proprietary Work. If the

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         (3)      Quality Standards: ASF covenants that when marketing the
                  Services to AMEX Leads, ASF will comply with the Quality Standards listed in Exhibit B.

         (4)      Planning: ***

b. Joint Marketing Activities: AMEX and ASF agree to conduct joint marketing activities (such as customized seminars) in order to generate AMEX Leads, whereby ASF provides experts and marketing materials at ASF's expense and AMEX generates attendees at AMEX's expense. ASF covenants that when conducting joint marketing activities, ASF will comply with the Quality Standards listed in Exhibit B. AMEX is responsible for meeting expenses associated with the customized seminars.

c. Training: In order to enable AMEX employees and/or customer service representatives to generate leads successfully, ASF and AMEX will arrange for education and training of the AMEX employees whose job responsibilities include generating AMEX Leads, including TBS, AEFA, Small Business Services, Corporate Services and Establishment Services employees. ASF shall provide the education and training as AMEX reasonably requests, and without any costs to AMEX, other than the costs of facilities and general meeting expenses. The location of the education and training will be determined based upon business necessities. Each Party will be responsible for the out of pocket expenses incurred by that Party in connection with the education and training, including housing, lodging and travel associated with such Party's employees. Neither Party will compensate the other Party for lost employee time.

d. Toll-Free Number: ASF will support dedicated toll-free numbers to receive inquiries from prospective AMEX Leads and AMEX Clients which toll-free numbers shall be wholly-owned by AMEX. ASF shall pay all costs associated with such toll-free numbers, including monthly maintenance fees and usage charges. The toll-free number(s) for this service shall not be used for any other service or any other client/program without express written consent of AMEX. AMEX shall have all rights in and to the toll-free number(s) upon termination of this Agreement and at that time shall assume any and all costs associated with these toll-free numbers after any deposits on them, paid by ASF are refunded to ASF. AMEX shall have the right to retain and reuse the toll-free number(s). AMEX shall have the right to approve ASF's telecommunications requirements for marketing response to maximize best efforts and professionalism. At AMEX's discretion, ASF will provide, at its sole cost and expense, a dedicated toll-free dial transfer number with priority handling to AMEX. For a period of one year from the termination of this Agreement for any reason, ASF shall continue to provide AMEX the dedicated toll-free dial transfer number. After one year from the termination of this Agreement, AMEX

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         shall be responsible for the cost and expense of such toll-free number, and AMEX may use such number in its own discretion.

5.       ASF ACTIVITIES:

a.       Embedded Activities:

         (1) Embedded Product: At AMEX's discretion, AMEX may require ASF to embed the Required Embedding in the Services provided to AMEX Clients or other existing or potential ASF Clients, and ASF shall use all reasonable commercial efforts to integrate the Required Embedding into a seamless offering of the Services. After mutually agreeable terms to both Parties are reached, ASF may embed in the Services other AMEX products, including Small Business Services, Corporate Card, Business Travel and Purchasing Card services. Any AMEX Embedded Products will, at AMEX's discretion, be clearly identified under the name and brand that AMEX designates. AMEX will use reasonable efforts to customize the AMEX products, at AMEX's expense, that will be embedded in the Services. As mutually agreed by the Parties, ASF may collect payment on any and all Embedded Products as part of the fee structure established with a Client and shall remit any payments so collected to AMEX within 25 days following the end of the month.


         (2) Referral Activities: During the term of this Agreement, ASF agrees to use all reasonable commercial efforts to refer to AMEX *** Clients generated *** for solicitation of AEFA and TBS services as part of an integrated approach. ASF will work with AMEX to identify referral candidates from ASF's current customer base to provide to AMEX for solicitation of AEFA and TBS services.


         (3) Review and Audit: If both Parties agree to embed other AMEX products in addition to the Required Embedding with respect to which ASF is due commissions, ASF shall have the audit rights as agreed by the Parties with respect to any commissions owed to ASF by AMEX.

b. Sales Force Commitment: ASF acknowledges that an adequate and properly trained sales force is essential to the successful marketing of the Services and agrees that ASF's undertaking to maintain such a sales force is a prime consideration of AMEX for entering into and continuing this Agreement. *** Both Parties agree to discuss in good faith any

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         reasonable requests by the other Party to modify the guidelines. At no time will the guidelines provide for a lower standard than internal guidelines used by ASF with respect to other activities. ASF covenants not to pay the Dedicated Staff less commission or different compensation for selling the AMEX Product when compared to other Services (including Services marketed through third party arrangements).

6.       CUSTOMER PROTECTION:

a. AMEX Customer Protection: ASF acknowledges that unnecessary risk would be caused to AMEX if ASF solicited AMEX Customers outside this Agreement or otherwise intentionally diluted AMEX's ability to provide AMEX Leads to ASF. ASF's agreement, as detailed in this Section, to protect AMEX from this risk is a prime consideration of AMEX for entering into and continuing this Agreement. ASF will not knowingly market any products or services to AMEX Customers other than under the terms of this Agreement. ASF covenants:

         ***

b. ASF Customer Protection: AMEX acknowledges that unnecessary risk would be caused to ASF if AMEX solicited ASF Clients outside this Agreement. AMEX understands that

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             Commission
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         to protect ASF from this risk is a prime consideration of ASF for entering into and continuing this Agreement. AMEX will not knowingly market another PEO's products or services to ASF Customers other than under the terms of this Agreement. AMEX covenants:

         ***

7.       FINANCIAL ARRANGEMENT:

a.       Commission Revenues:

         (1)      ASF agrees to pay AMEX a commission based on ***



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         ***

         (3) Payments shall be due and payable by ASF to AMEX *** (the "due date") for *** commission.

         (4) ASF shall pay interest at the rate of *** per annum on all commissions paid after the due date.


         (5) ASF shall deliver to AMEX the Commission Report for each month together with the payments required hereunder for such month.


         (6)      ***

b.       ASF Referrals: ASF will provide AMEX with ASF Referrals. ***

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         ***

10.      INDEMNIFICATION AND HOLD HARMLESS:

a. ASF DE, ASF COMP and ASF TX shall jointly and severally indemnify and hold harmless AMEX and each AMEX Indemnitee from and against any material Claim incurred by any AMEX Indemnitee which Claim arises out of or in connection with: (1) the intentional or negligent act or omission of ASF or its Agents in the course of the performance of ASF's duties and obligations under this Agreement; (2) the failure of ASF or its Agents, as the case may be, to comply with the terms of this Agreement; (3) the failure of ASF (including without limitation its Agents who perform on behalf of ASF hereunder) to comply with its obligations under any and all laws, rules, or regulations applicable to ASF, its Agents or the Services, as the case may be; (4) the marketing, promotion, sale or provision of any services offered by ASF (other than the Embedded Products provided by AMEX), including without limitation any federal, state or local taxes, penalties or interest, and liabilities to employees of ASF (including liabilities based upon joint employer or other theories); or (5) any state or local taxing authority which relates to ASF Services excluding any embedded AMEX products.

         Each AMEX Indemnitee seeking indemnification under this Agreement shall give prompt notice to ASF along with such AMEX Indemnitee's request for indemnification, of any Claim for which it is seeking indemnification. The Parties understand and further agree that no settlement of an indemnified Claim shall be made by an AMEX Indemnitee without the concurrence of ASF. ASF shall control the settlement or defense of any Claim; provided, however, that the AMEX Indemnitee may, at its cost, engage its own attorneys. The AMEX Indemnitee will fully cooperate with ASF to enable it to fulfill its obligations with respect to such Claim. All of the provisions in this Section 10(a) shall survive the termination of this Agreement.

b. AMEX shall indemnify and hold harmless ASF and each ASF Indemnitee from and against any material Claim reasonably incurred by any ASF Indemnitee which Claim arises out of or in connection with the intentional or negligent act or omission of AMEX in the course of the performance of AMEX's duties and obligations under this Agreement.


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                  answer or consent seeking reorganization or release under the
                  Federal Bankruptcy Act, or any other applicable Federal or state law, or the consent by the other Party to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the other Party or of any substantial part of its property, or the making by the other Party of an assignment for the benefit of creditors, or the admission in writing by the other Party of an assignment for the benefit of creditors, or the admission in writing by the other Party of its inability to pay its debts generally as they become due or the taking of corporate action by the other Party in furtherance of any such actions; or (b) if, within 60 days after the commencement of an action against the other Party seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the other Party stayed, or if the stay of any such order or proceeding shall thereafter be set aside; or if, within 60 days after the appointment without the consent or acquiescence of the other Party of any trustee, receiver or liquidator or similar official of the other Party, or of all or any substantial part of the property of the other Party, such appointment shall not have been vacated.


b. Termination Due to Change of Control: AMEX may, in its sole discretion, terminate this Agreement immediately upon a Change of Control.

c. Termination Due to Competitive Activities: AMEX may, in its sole discretion, terminate this Agreement if ASF or its affiliate enters into the business of providing or provides a financial product or service substantially similar to a Competitor.


21.      MISCELLANEOUS:

a. Headings: Headings stated in this Agreement are for convenience of reference only and are not intended as a summary of such sections and do not affect, limit, modify, or construe the contents thereof.

b. 21st Century: No later than September, 1998, ASF shall: (1) manage and manipulate data in connection with the Services involving all dates from the 20th and 21st centuries without functional or data abnormality related to such dates; (2) manage and manipulate data in connection with the Services involving all dates from the 20th and 21st centuries without inaccurate results related to such dates; (3) have user interfaces and data fields in connection with the Services formatted to distinguish between dates from the 20th and 21st centuries; and (4) represent all data in connection with the Services to include indications of the millennium, century, and decade as well as the actual year.


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Quality standards defined below will be aggregated through weighted measurement to determine overall aggregate quality performance levels attained during each quarter.




***


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         *** Confidential Treatment Requested; Omitted portions filed
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